Exhibit 99.1

Altair Nanotechnologies Reports 2010 Financial Results

RENO, Nev. – February 24, 2011 – Altair Nanotechnologies Inc. (Altairnano) (Nasdaq: ALTI), a provider of advanced lithium-ion battery technologies and systems, today reported financial results for the year ended December 31, 2010.

“The Company took a number of giant strides forward and successfully completed several important milestones during 2010 toward greater market acceptance and profitability,” said Dr. Terry Copeland, Altairnano’s president and chief executive officer. “The Company is positioned for the beginning of significant revenue traction and growth in 2011 and beyond.”

Financial Highlights for the full year of 2010 compared to 2009

▪	Revenues increased 79 percent to $7.8 million.
▪	Gross margin of $2.0 million compared to $1.3 million.
▪	Operating expenses of $22.5 million compared to $22.1 million.
▪	Net loss of $22.3 million compared to $21.3 million.
▪	Net cash burn excluding the sale of new common shares of $14.1 million compared to $22.8 million.

For the full-year 2010, Altairnano reported a 79 percent increase in revenues to $7.83 million, up $3.46 million from $4.37 million for 2009.  More importantly for the future, the revenue in each quarter was higher than in the prior quarter increasing from $1.2 million to $1.5 million to $2.0 million to $3.1 million.  The net loss was $22.3 million, or $0.84 per share, compared to a net loss of $21.3 million, or $0.85 per share, for 2009.  The basic and diluted weighted average shares outstanding for the year were 26.6 million, compared to 25.0 million in 2009.

This increase in revenues is the result of higher battery product sales, contract and grant activity with the Office of Naval Research and the Department of Defense.  For the year, gross margin was also higher by $0.7 million and operating expenses remained relatively flat at $22.5 million from $22.1 million in 2009 primarily as a result of lower R&D and G&A expense more than offset by higher marketing and sales expenses.  In addition to the margin and operating expense drivers 2010 results were negatively impacted by the $2.0 million loss on the sale of our auction rate securities and Spectrum common stock, while our 2009 results benefitted from the $0.9 million gain on the sale of an initial block of Spectrum common stock.

Altairnano’s cash and cash equivalents decreased by $13.4 million, from $18.1 million at December 31, 2009 to $4.7 million at December 31, 2010. This is primarily due to net cash used in operations of approximately $15.2 million. The bulk of this amount went to cover normal compensation and non-labor expenses, $1.6 million for increased product inventories, an increase of $0.6 million in accounts receivable offset by an increase of $1.1 million in accounts payable and an increase of $2.2 million in deferred revenue. Investing activities consisted primarily of purchases of fixed assets of approximately $1.0 million offset by the receipt of $2.6 million from the sale of our available for sale securities.  Financing activities of $0.1 million is a result of the money raised from the Company’s At-the-Market financing offset by the final payment on the note on the Company’s Reno facility.

Recent Highlights

▪
Shareholder and CFIUS (Committee on Foreign Investment in the United States) approval of the proposed investment transaction with Canon Investment Holdings.  Delay of the anticipated close until May 17, 2011 to allow both parties to complete and agree on the final remaining details.

▪
On December 8, 2010, we announced that Altairnano had been selected by Inversiones Energéticas, S.A. de C.V. (INE), one of El Salvador’s largest electric generation utilities, to provide a turn-key 10 Megawatt ALTI-ESS advanced battery system for frequency control.  On February 9, 2011, we signed the binding contract for the delivery of that system.

▪
On December 3, 2010, we announced that Altairnano had regained compliance with the minimum bid price requirement of NASDAQ Listing Rule 5550(a)(2) (the "Rule") and was no longer in jeopardy of being delisted from NASDAQ.

▪	At the close of business on November 15, 2010, the Company completed a reverse stock split in the ratio of 4:1.
▪
In July 2010 we signed a Memorandum of Understanding with the Hawai‘i Electric light Company, Inc. (HELCO) and the University of Hawaii – Hawaii Natural Energy Institute (HNEI) to deliver a 1 Megawatt ALTI-ESS advanced battery system to test and evaluate the efficacy of its use in wind energy integration in the electric grid.  On January 27, 2011, we announced the award of a firm contract with HNEI to supply that one-megawatt ALTI-ESS energy storage system.  The system will be installed at the Hawi wind farm on the island of Hawai‘i and connected to the HELCO utility grid.

▪
We continued a steady monthly delivery of battery modules under the long-term Proterra contract announced in our Q2 earnings release and are working closely with them as they begin to rapidly scale-up their business.

▪	We completed our efforts to focus all of our efforts on the Power and Energy Systems market and exited the Life Sciences and Performance Materials markets.

Year End 2010 Conference Call
Altairnano will hold a conference call to discuss its 2010 results on Thursday, February 24, 2011 at 11:00 a.m. Eastern Standard Time (EST). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. ET, Thursday, February 24th, until Midnight ET, March 7, 2011. It can be accessed by dialing +1 706-645-9291 and entering conference number 46184787.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products of the Company will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product, absence of agreement over pricing or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, testing agreements, and licensing agreements to fund its testing, development and ongoing operations.  These risks and uncertainties include, without limitation, the risk that the remaining differences between the parties cannot be resolved or that various other conditions to the closing of the Canon transaction may not be satisfied and, as a result, the transaction may not close; and that if it does close significant cultural and business differences may make it difficult to realize the anticipated benefits.  In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Tables Follow

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues
Product sales	$3,543	$945	$757
Less: Sales returns	-	(184)	-
License fees	-	750	-
Commercial collaborations	364	1,410	2,007
Contracts and grants	3,923	1,450	2,962
Total revenues	7,830	4,371	5,726

Cost of goods sold
Product	2,662	954	183
Commercial collaborations	194	781	2,449
Contracts and grants	2,534	1,120	1,978
Warranty and inventory reserves	409	198	(2,865)
Total cost of goods sold	5,800	3,053	1,745
Gross profit	2,030	1,318	3,981

Operating expenses
Research and development	8,212	9,389	12,993
Sales and marketing	4,051	2,894	2,969
General and administrative	7,552	7,796	9,837
Depreciation and amortization	1,896	2,035	2,076
Notes receivable extinguishment	-	-	1,722
Settlement and release	-	-	3,605
Loss on disposal of assets	770	-	-
Total operating expenses	22,481	22,114	33,202
Loss from operations	(20,451)	(20,796)	(29,221)

Other income (expense)
Interest expense	(19)	(107)	(97)
Interest income	101	188	982
Realized gain/(loss) on investment	(2,045)	851	(89)
Loss on foreign exchange	(1)	(2)	(10)
Total other income (expense), net	(1,964)	930	786
Loss from continuing operations	(22,415)	(19,866)	(28,435)
Gain/(loss) from discontinued operations	124	(2065)	(905)
Net loss	(22,291)	(21,931)	(29,340)
Less: Net loss attributable to non-controlling interest	5	619	272
Net loss attributable to Altair Nanotechnologies Inc.	$(22,286)	$(21,312)	$(29,068)

Amounts attributable to Altair Nanotechnologies Inc. shareholders:
Loss from continuing operations	$(22,405)	$(19,866)	$(28,435)
Gain/(loss) from discontinued operations	119	(1,446)	(633)
Net loss	$(22,286)	$(21,312)	$(29,068)

Earnings per share attributable to Altair Nanotechnologies Inc. shareholders:
Basic and diluted:
Loss from continuing operations	$(0.84)	$(0.79)	$(1.32)
Gain/(loss) from discontinued operations	$-	$(0.06)	$(0.03)
Loss per common share - Basic and diluted	$(0.84)	$(0.85)	$(1.35)

Weighted average shares - Basic and diluted	26,550,288	25,044,432	21,475,928

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$4,695	$18,122
Investment in available for sale securities	-	505
Accounts receivable, net	1,318	683
Product inventories	6,825	5,043
Prepaid expenses and other current assets	2,269	1,820
Total current assets	15,107	26,173

Investment in available for sale securities, non-current	-	2,587

Property, plant and equipment, net	8,727	8,670

Property, plant and equipment, net held and not used	-	2,211

Patents, net	426	551

Other assets	-	125
Total Assets	$24,260	$40,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$2,873	$1,783
Accrued salaries and benefits	743	625
Accrued warranty	211	79
Accrued liabilities	387	447
Deferred revenues	2,516	311
Current portion of long-term debt	216	810
Total current liabilities	6,946	4,055

Long-term debt, less current portion	16	37
Total liabilities	6,962	4,092

Stockholders' equity
Common stock, no par value, unlimited shares authorized;
27,015,680 and 26,350,182 shares issued and
outstanding at December 31, 2010 and December 31, 2009	189,491	188,515
Additional paid in capital	12,297	10,933
Accumulated deficit	(184,490)	(162,204)
Accumulated other comprehensive loss	-	(1,560)
Total Altair Nanotechnologies Inc.'s stockholders' equity	17,298	35,684

Noncontrolling interest in Subsidiary	-	541
Total stockholders' equity	17,298	36,225

Total Liabilities and Stockholders' Equity	$24,260	$40,317

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